Exhibit 21.1

Name	Jurisdiction of Formation	Trade Names
Skullcandy North America LLC	Delaware
Skullcandy, Inc.	Delaware
Skullcandy International Holdings BV	Netherlands
AG Acquisition Group	Delaware	Astro Gaming
Skullcandy Mexico S DE RL DE CV	Mexico
Skullcandy International GmbH	Switzerland
Kungsbacka 57 AB	Sweden
Skullcandy Servicios Mexico S DE RL DE CV SRL	Mexico
Skullcandy Hong Kong Limited	Hong Kong
Skullcandy Europe BV	Netherlands
Skullcandy Japan GK	Japan
Skullcandy Audit "Shenzhen" Co., Ltd.	China
Skullcandy (Shanghai) Co. Ltd.	China